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                                                                      EXHIBIT 21


                       LIST OF SUBSIDIARIES OF THE COMPANY
                       -----------------------------------



Penril (Far East), Ltd.
Penril Technologies, Inc.
Penril Electronics, Inc.
Electro-Metrics, Inc.
Technipower, Inc.
Constant Power, Inc.
Datability - N.J., Inc.
Penril Datability (S.E.A.) Sdn.Bhd.